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                                                                       EXHIBIT 2
FOR IMMEDIATE RELEASE
---------------------

Contact:  John Swenson
          Morgen-Walke Associates
          (415) 296-7383

          Daniel Burch
          Stanley Kay
          MacKenzie Partners
          (212) 929-5748


     Pacific Scientific Company has announced that the record date relating to the preferred share purchase rights to be distributed to holders of common stock of Pacific Scientific pursuant to the Rights Agreement adopted by Pacific Scientific on December 21, 1997 will be December 29, 1997. A copy of the Rights Agreement was filed by Pacific Scientific with the Securities and Exchange Commission earlier today as an exhibit to Pacific Scientific's Solicitation/ Recommendation Statement on Schedule 14D-9.